EXHIBIT 4.4

Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934
Ralph Lauren Corporation (“we,” “our,” or “us”) has two classes of common stock outstanding, Class A and Class B. Our Class A common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.
Description of Capital Stock
The following summary of the terms of our capital stock is based upon our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Fourth Amended and Restated Bylaws (the “Bylaws”). The summary is not complete and is qualified by reference to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
At May 22, 2020, our capital stock consists of the following, each having a par value of $.01 per share:

•	500,000,000 authorized shares of Class A common stock, of which 47,777,235 are outstanding,

•	100,000,000 authorized shares of Class B common stock, of which 24,881,276 are outstanding, and

•	30,000,000 authorized shares of preferred stock, none of which are outstanding.
The shares of Class B common stock outstanding are held of record by the members of the Lauren family and entities controlled by the Lauren family.
Common Stock
The shares of Class A common stock, Class B common stock are identical in all respects, except for:

•	voting rights,

•	certain conversion rights, and

•	transfer restrictions of the Class B common stock.
The number of authorized shares of any class of our capital stock may be increased or decreased by the vote of a majority of the holders of the voting power of that class of capital stock who are entitled to vote generally in the election of directors, despite the provisions of Section 242(b)(2) of the DGCL or any equivalent provision enacted.

Voting Rights. The holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to ten votes per share. Holders of all classes of common stock entitled to vote are treated as voting together as a single class on all matters presented to the stockholders for their vote or approval, except for the election and the removal of directors as discussed below, or otherwise as required by applicable law.
Composition of our Board. Our Certificate of Incorporation provides that our board of directors will have between six and 20 members, plus any directors who are entitled to be elected by any series of preferred stock (these directors are referred to as the “Preferred Directors”). We currently have 134 directors on our board of directors. Of the 134 directors, holders of Class A common stock have the right to elect four directors and holders of Class B common stock have the right to elect nine of our directors.
When there are shares of Class A common stock and Class B common stock outstanding, and, if on the record date for any meeting of stockholders the number of outstanding shares of Class B common stock is at least 10% of the aggregate number of outstanding shares of all classes of common stock immediately upon the date of our initial public offering (adjusted for stock splits, stock dividends, reclassifications, recapitalizations and reverse stock splits and similar transactions), then:

•
the holders of the Class A common stock, voting as a separate class, shall be entitled to elect two (2) directors if the board of directors (exclusive of Preferred Directors) consists of less than ten directors, three (3) directors if the board (exclusive of Preferred Directors) consists of at least 10 but less than 13 directors, four (4) directors if the board (exclusive of Preferred Directors) consists of at least 13 but less than 19 members and five (5) directors if the board (exclusive of Preferred Directors) consists of 19 or more directors and

•	the holders of Class B common stock, voting as a separate class, shall be entitled to elect all other directors.

Under all circumstances, if on the record date for any meeting of stockholders the number of outstanding shares of Class B common stock has fallen below 10% of  the aggregate number of outstanding shares of all classes of common stock immediately upon the date of our initial public offering (adjusted for stock splits, stock dividends, reclassifications, recapitalizations and reverse stock splits and similar transactions), directors that would have been elected by a separate vote of the holders of the Class A common stock and Class B common stock, respectively, will instead be elected by the holders of the Class A common stock and the holders of the Class B common stock, voting together, with holders of Class A common stock having one vote per share and holders of Class B common stock having ten votes per share.
Because of the disproportionate voting rights of the Class B common stock, in certain instances holders of Class B common stock will still be able to elect a majority of the board of directors entitled to be elected by the holders of common stock, even though the number of outstanding shares of Class B common stock is less than 10% of the number of shares of all classes of common stock that were outstanding on the date of our initial public offering.

Removal of Directors and Vacancies. Directors may be removed with or without cause and only by those holders of the class or classes of common stock or series of preferred stock that, as of the date the removal is effected, would be entitled to elect that director at the next annual meeting of stockholders.
Vacancies in a directorship may be filled only by the remaining directors who were elected by the holders of each class of common stock or series of preferred stock that elected the director creating the vacancy, and on the date that vacancy is filled, would be entitled to elect that director at the next annual meeting of the stockholders, unless there are no remaining directors, in which case vacancies in a directorship will be filled by the vote of the holders of the class or classes of common stock or series of preferred stock who, voting as a separate class on the date that vacancy is filled, would be entitled to elect that director at the next annual meeting of stockholders, or at a meeting of the holders of common stock of that class or classes or series of preferred stock.
As used in this exhibit, the term “members of the Lauren family” includes only:

•	Ralph Lauren and his estate, guardian, conservator or committee,

•	the spouse of Ralph Lauren and her estate, guardian, conservator or committee,

•	each descendant of Ralph Lauren and their respective estates, guardians, conservators or committees,

•	each “family controlled entity”, and

•	the trustees of each “Lauren family trust”.
The term “family controlled entity” means:

•	any not-for-profit corporation where a majority of its board of directors is composed of Ralph Lauren, Mr. Lauren’s spouse and/or descendants of Ralph Lauren,

•	any other corporation where a majority of the value of its outstanding equity is owned by members of the Lauren family,

•	any partnership where a majority of the economic interest of its partnership interests are owned by members of the Lauren family, and

•	any limited liability or similar company where a majority of its economic interests is owned by members of the Lauren family.
The term “Lauren family trust” includes trusts whose primary beneficiaries are Mr. Lauren, Mr. Lauren’s spouse, Lauren descendants, Mr. Lauren’s siblings, spouses of descendants of Ralph Lauren and each of their respective estates, guardians, conservators or committees and/or charitable organizations, and any wholly charitable trust, where a majority of its trustees includes Mr. Lauren, the spouse of Mr. Lauren and/or members of the Lauren family.

Dividends. Holders of common stock are entitled to receive dividends at the same rate whenever dividends are declared by the board out of assets legally available for their payment, after payment of any dividends required to be paid on shares of preferred stock outstanding. We may not make any dividend or distribution to any holder of any class of common stock unless we, simultaneously, make the same dividend or distribution to each other outstanding share of common stock regardless of class.
Whenever a dividend or other distribution is payable in shares of a class of common stock, including stock splits or divisions of common stock:

•	only shares of Class A common stock may be distributed to Class A stockholders,

•	only shares of Class B common stock may be distributed to Class B stockholders, and

•	the number of shares of each class of common stock payable per share of that class of common stock will be equal in number.
Whenever dividends or other distributions consist of other voting securities of ours or the voting securities of any corporation which is a wholly owned subsidiary of ours, we will declare and pay those dividends in two separate classes of those voting securities, identical in all respects except that:

•	the voting rights of each security issued to the holders of Class A common stock will have one-tenth of the voting rights of each security issued to holders of Class B common stock,

•
the security issued to holders of Class B common stock will convert into the security issued to the holders of Class A common stock upon the same terms and conditions which would apply to the conversion of Class B common stock into Class A common stock, including having the same restrictions that apply to the transfer and ownership of the Class B common stock, and

•
if the securities consist of voting securities of any corporation which is a wholly owned subsidiary of ours, the voting rights which apply to each security issued to holders of Class A common stock and Class B common stock, relating to election of directors, will otherwise be as comparable as is practicable to those of, in each case, the Class A common stock and Class B common stock.

In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, our voting securities or of a wholly owned subsidiary of ours, we will provide that those convertible or exchangeable securities and the underlying securities, be identical in all respects (including the conversion or exchange rate), except that the underlying securities may have the same differences as they would have if we issued our voting securities, or those of a wholly owned subsidiary of ours, rather than issuing securities that convert into, or may be exchanged for, our voting securities.

Restrictions on Additional Issuances and Transfer. We may not issue or sell any shares of Class B common stock, or any securities which may be converted into, or exchanged or exercised for shares of Class B common stock, to any person who is not a member of the Lauren family. The term “securities” includes, but is not limited to, any rights, options, warrants or other securities.
Shares of Class B common stock may not be transferred, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person who is not a member of the Lauren family.
Despite these restriction on transfer any member of the Lauren family may pledge its shares of Class B common stock to a financial institution pursuant to a bona fide pledge of the shares as collateral for indebtedness due to the pledgee so long as:

•	the shares remain subject to the transfer restrictions,

•
if the pledgee seeks to foreclose on the indebtedness or other similar action, the pledged shares of Class B common stock may only be transferred to a member of the Lauren Family or converted into shares of Class A common stock, as the pledgee may elect, and

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the transfer restrictions described immediately above do not apply in the case of a merger, consolidation or business combination of us with or into another corporation in which all of the outstanding shares of our common stock and preferred stock regardless of class are purchased by the acquirer.

Conversion. Class A common stock has no conversion rights. Shares of Class B common stock are convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock converted.
Whenever a person is no longer a member of the Lauren family, any share of Class B common stock held by that person at that time will automatically convert into a share of Class A common stock.
Reclassification and Merger. If a reclassification or other similar transaction occurs, and as a result the shares of Class A common stock are converted into another security, then each holder of Class B common stock will be entitled to receive upon conversion the amount of the other security that the holder would have received if the conversion had occurred immediately before the record date of the reclassification or other similar transaction.
No adjustments for dividends will be made upon the conversion of any share of Class B common stock, unless:

•	a share is for payment of a dividend or other distribution, and

•	the share is converted after the record date.

In that case, the registered holder of that share at the close of business on that record date will be entitled to receive the dividend or other distribution which was payable on that record date regardless of the fact that the share has been converted or that we are in default in paying it.
If we enter into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for, or changed into, other stock or securities, cash and/or any other property, then the shares of each class of common stock will be exchanged for, or changed into, either:

•
the same amount of stock, securities, cash and/or any other property into or for which each share of any other class of common stock is exchanged or changed; unless, the shares of common stock are exchanged for, or changed into, shares of capital stock. In that case, the shares exchanged for, or changed into, may differ, but only to the extent that the Class A common stock and the Class B common stock differ as provided in our Certificate of Incorporation, or

•
if holders of each class of common stock are to receive different distributions of stock, securities, cash and/or any other property, then an amount of stock, securities, cash and/or property having a value equal to the value per share of any other class of our common stock that was exchanged or changed as determined by an independent investment banking firm of national reputation selected by the board of directors.

Liquidation. If we liquidate, any assets remaining after payment of our debts and other liabilities, and setting aside sufficient amounts for any payment due to any holders of preferred stock, will be distributable ratably among the holders of the Class A common stock and Class B common stock treated as a single class.
Other Provisions. Except as described below, the holders of common stock are not entitled to preemptive rights. None of the Class A common stock or Class B common stock may be subdivided or combined in any way unless the other classes are subdivided or combined in the same proportion.
We may not make any offering of options, rights or warrants to subscribe for shares of Class B common stock. If we make an offering of options, rights or warrants to subscribe for shares of any other class or classes of capital stock to all holders of a class of common stock, then we must simultaneously make an identical offering to all holders of the other classes of common stock, unless any class of holders, voting as a separate class, agree that the offering need not be made to their class. Accordingly, all of the options, rights or warrants offerings described in this paragraph will offer the respective holders of Class A common stock and Class B common stock the right to subscribe at the same rate per share.
Transfer Agent and Registrar. The Transfer Agent and Registrar for the Class A common stock is Computershare Trust Company, N.A.

Preferred Stock
Subject to any limitations under the DGCL, the rules of the New York Stock Exchange or other organizations on whose systems our capital stock may be quoted or listed and without any act or vote by our stockholders, our board of directors is authorized to:

•	issue shares of preferred stock in one or more series,

•	establish from time to time the number of shares to be included in each series,

•	fix the rights, powers, preferences and privileges of the shares of each wholly unissued series,

•	fix any qualifications, limitations or restrictions on that series, and

•	increase or decrease the number of shares of the series;
unless the shares of preferred stock would have the right to

•	vote for the election of directors under ordinary circumstances, or

•	elect 50% or more of the directors under any circumstances,
in which case, the approval of the holders of at least 75% of the outstanding shares of Class B common stock is required.
No series of our preferred stock may be entitled to vote together with any class of our common stock for the election of directors who are entitled to be elected by that class of common stock. However, upon the terms of any series of preferred stock established by our board, any or all series of preferred stock could have preference over the common stock relating to dividends and other distributions, upon our liquidation or could have voting or conversion rights that could adversely affect the holders of our outstanding common stock. In addition, our ability to issue preferred stock could delay, defer or prevent a change of control of us.
Other Charter and Bylaw Provisions
Special meetings of our stockholders may be called by the board, the Chairman of the Board or our Chief Executive Officer. Except as otherwise required by law, stockholders are not entitled to request or call a special meeting of our stockholders, except where stockholders holding a majority of the shares of a class of common stock request a meeting in order to vote on a matter which that class, voting as a separate class, is entitled to vote on.
In addition, our stockholders may not take any action on any matter by written consent unless they are entitled to vote on the action as a separate class. Various provisions of our Certificate of Incorporation relating to:

•	the issuance of preferred stock,

•	action by stockholders,

•	calling of special stockholder meetings, and

•	the procedure for amending our Certificate of Incorporation and the provisions described in the above three bullet points may be amended only with the approval of 75% of the outstanding voting power of the common stock voting as a single class, in addition to any voting requirements under the DGCL.
In addition, the provisions of our Certificate of Incorporation relating to terms of the common stock and the provision prohibiting preferred stockholders from voting together with any class of common stock for the election of directors entitled to be elected by that class of common stock, may not be amended in any respect without the approval of the affected class of common stock, voting as a separate class. The board may from time to time adopt, amend or repeal the Bylaws. However, any bylaws adopted or amended by the board may be further amended or repealed, and any bylaws may be adopted, by our stockholders by vote of a majority of the holders of shares of our stock entitled to vote in the election of our directors.
Our Bylaws also establish advance notice procedures with respect to stockholders proposals and the nominations of candidates for election as directors. In addition, our Bylaws designate a state or federal court located within the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the DGCL. Under Section 203, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless

•	the corporation has elected in its original certificate of incorporation or by subsequent amendment not to be governed by Section 203 (we did not make such an election),

•	the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder,

•
upon completion of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan, or

•
the business combination was approved by the board of directors of the corporation and then ratified by the holders of at least two-thirds of the voting stock which the interested stockholder did not own.

The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder”, transactions with an “interested stockholder” involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation’s voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of us and therefore could discourage attempts to acquire us.
Listing
Our Class A common stock is listed and principally traded on the New York Stock Exchange under the symbol “RL.”